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KPMG Assurance

KPMG S.p.A.
Via Abate Gimme, 62/a
1-70121 BARI (BA)


Consent of Independent Registered Public Accounting Firm


To the Board of Directors
Natuzzi S.p.A.

We consent to the incorporation by reference in the registration statement on Form S-8 of Natuzzi S.p.A. of our report dated March 26, 2004, relating to the consolidated balance sheets of Natuzzi S.p.A. as of December 31, 2003, and 2002, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 20-F of Natuzzi S.p.A.




/s/ KPMG S.p.A.
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September 6, 2004